UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/14/2009

VistaPrint Limited
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51539

Bermuda	98-0417483
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Canon's Court
22 Victoria Street
Hamilton, Bermuda HM 12
(Address of principal executive offices, including zip code)

(441) 295-2244
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On August 14, 2009, Vistaprint Limited (the "Company") received an order from the Supreme Court of Bermuda approving the Company's previously announced share exchange transaction, to be effected by a scheme of arrangement under Bermuda law, pursuant to which each holder of common shares of the Company issued and outstanding immediately prior to the closing of the scheme of arrangement will exchange such common shares for the same number of ordinary shares of a new Dutch entity, Vistaprint N.V. (the "Transaction"). The Transaction was previously approved by the shareholders of the Company at a special meeting of shareholders held on August 6, 2009, and was approved by the Company's Board of Directors in April 2009. As a result of the Transaction, the Company will become a direct, wholly owned subsidiary of Vistaprint N.V. and Vistaprint N.V. will become the publicly traded parent entity of the Vistaprint group of companies.

The Company currently expects the Transaction to be completed on August 31, 2009. Following the expected completion of the Transaction on August 31, 2009, the ordinary shares of Vistaprint N.V. will be traded on the NASDAQ Global Select Market under the symbol "VPRT," the same symbol under which the shares of the Company are currently listed.

In accordance with Rule 12g-3(a) under the Exchange Act, the ordinary shares of Vistaprint N.V., as the successor issuer to the Company, are deemed to be registered under Section 12(b) of the Exchange Act.

The completion of the Transaction is subject to certain conditions that are set forth in the Company's Definitive Proxy Statement as filed with the Securities and Exchange Commission on June 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VistaPrint Limited

Date: August 18, 2009	By:	/s/ Michael Giannetto
Michael Giannetto
Executive Vice President and Chief Financial Officer